Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-120775, Form S-4 Nos. 333-122855, 333-131883, 333-143335, 333-149189, 333-145925 and 333-159036 and Form S-8 Nos. 333-120777, 333-120778, 333-112428, 333-51434 and 333-126567) of News Corporation of our reports dated August 12, 2009, with respect to the consolidated financial statements of News Corporation and the effectiveness of internal control over financial reporting of News Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Ernst & Young LLP

New York, New York

August 12, 2009